                                                                    Exhibit 99.1

Press Release                                                Source: Dynegy Inc.

Bruce A. Williamson Named Dynegy President and CEO, Elected to Board of
Directors

HOUSTON--(BUSINESS WIRE)--Oct. 23, 2002--Dynegy Inc. (NYSE:DYN - News) today announced that Bruce A. Williamson, a former Duke Energy executive with more than 20 years of experience in energy and finance, has been named the company's president and chief executive officer and elected to the board of directors. Williamson's appointments, which were unanimously approved by the board, are effective immediately. As president and chief executive officer, he will be responsible for the development and execution of Dynegy's business strategy.

"I accepted this position because I believe Dynegy can re-establish itself as an energy industry leader," said Williamson. "The steps the company has taken to improve its financial condition and restructure the business will serve as a solid beginning in our efforts to build a new Dynegy."

Williamson, 43, has spent the last five years in senior leadership positions with Duke Energy in Houston. Most recently, he served as president and chief executive officer of Duke Energy Global Markets. In this capacity, he was responsible for all Duke Energy business units with global commodities and international business positions.

Williamson was appointed president and chief executive officer of Duke Energy International in 1997. In this position, he was responsible for strategy, business development and asset management for all international activities, including exploration and production, gathering and processing of natural gas, natural gas liquids marketing, gas transmission and power generation.

Following the Duke Power and PanEnergy Corporation merger in 1997, Williamson was senior vice president of business development and risk management. Prior to the merger, Williamson served as vice president of finance for PanEnergy where he was responsible for corporate development, corporate-wide commodity risk management and strategic oversight of corporate treasury.

Before joining PanEnergy, Williamson held positions of increasing responsibility at Royal Dutch/Shell Group, advancing over a 14-year period to assistant treasurer of Shell Oil Company. He was responsible for corporate financial strategy, rating agency relationships, corporate-wide financial risk management, banking relationships and cash management. Williamson's tenure at Royal Dutch/Shell also included roles in marketing, exploration and production, and corporate audit and controls.

Williamson earned a bachelor's degree in finance from the University of Montana and a masters of business administration from the University of Houston. He is active with the University of Houston, serving as a Dean's Advisory Board member for the Bauer School of Business and recently was honored with an appointment to the Chancellor's National Advisory Council. Williamson has also served on the boards of Houston 2012 and the Children's Museum of Houston.

According to Dynegy's Interim Chief Executive Officer Dan Dienstbier, "Bruce has a proven track record of building and sustaining successful businesses throughout his career. His industry knowledge, financial acumen and broad experience in commercial operations and customer relationships will provide the company with capable leadership as it continues to rebuild," he said. Dienstbier will continue in a non-management role as chairman of Dynegy's board of directors.

The company also reported that Sheli Rosenberg, vice chairman of Equity Group Investments, has resigned from the board due to the demands on her time resulting from other commitments. Rosenberg had been a member of Dynegy's board since 2000. Dynegy's board of directors now numbers 10, including Williamson and two members representing ChevronTexaco.

Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids, regulated energy delivery and communications. Through these business units, the company serves customers by delivering value-added solutions to meet their energy and communications needs.